Exhibit (a)(1)(L)

Form of Email to Eligible Optionholders Announcing Exchange Ratio(s)

Subject Line

Option Exchange Program — Notice of Exchange Ratio(s)

Body

Hello [First Name],

As part of the Exchange Offer described in the Tender Offer Statement on Schedule TO and the exhibits thereto, including the Offer to Exchange filed by Getty Images Holdings, Inc. (“Getty Images”) with the U.S. Securities and Exchange Commission on March 2, 2026 (the “Offer Documents”), we are providing you with the exchange ratio(s) applicable to your Eligible Options.

The exchange ratio(s) determine the number of New Options you will receive for each Eligible Option you elect to tender, as described in the Offer Documents. Please review the below table for the specific exchange ratio(s) that apply to your grants.

If you wish to participate in the Exchange Offer, please ensure your completed Election Form is submitted by 11:59 p.m., Eastern Standard Time, on March 27, 2026, unless the offer is extended. You may also withdraw your election at any time before the Expiration Time by submitting a Notice of Withdrawal.

Grant Table

Grant Date | Grant ID | Shares Tendered (entire grant) | Exchange Ratio

If you have any questions, please contact compensation.administrator@gettyimages.com.

The Global Compensation Team